Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, August 5, 2015

NACCO INDUSTRIES, INC.
ANNOUNCES SECOND QUARTER 2015 RESULTS

Cleveland, Ohio, August 5, 2015 - NACCO Industries, Inc. (NYSE: NC) today announced a net loss of $0.3 million, or $0.04 per diluted share, and revenues of $196.5 million for the second quarter of 2015, compared with a net loss of $3.6 million, or $0.47 per diluted share, and revenues of $200.4 million in the second quarter of 2014.
The Company reported net income for the six months ended June 30, 2015 of $0.8 million, or $0.11 per diluted share, and revenues of $390.2 million compared with a net loss of $5.1 million, or $0.66 per diluted share, and revenues of $377.8 million for the first six months of 2014.
Consolidated Adjusted EBITDA for the second quarter of 2015 and the trailing twelve months ended June 30, 2015 was $7.1 million and $72.1 million, respectively. Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. For a reconciliation of GAAP results to the non-GAAP results, see page 12.
As of June 30, 2015, NACCO has repurchased 972,736 shares of Class A common stock for an aggregate purchase price of $52.0 million, including $16.0 million of stock purchased during the six months ended June 30, 2015, as part of the stock repurchase program the Company announced in November 2013, which permits the repurchase of up to $60 million of the Company's outstanding Class A common stock. Under a previous stock repurchase program which was in place from November 2011 to November 2013, the Company repurchased approximately 624,000 shares of Class A common stock for an aggregate purchase price of $35.6 million.
The Company's cash position was $19.3 million as of June 30, 2015 compared with $61.1 million as of December 31, 2014 and $60.9 million as of June 30, 2014. Debt as of June 30, 2015 was $179.1 million compared with $247.9 million as of December 31, 2014 and $229.7 million as of June 30, 2014. Debt as of June 30, 2015 decreased primarily as a result of the completion of the Coyote Creek Mining Company's debt financing in the first quarter of 2015. The debt financing allowed Coyote Creek, an unconsolidated mine, to repay its payable due to North American Coal, which was $53.2 million at December 31, 2014 and $32.5 million at June 30, 2014.
On July 31, 2015, management recommended and the Board of Directors approved permanently discontinuing operations at North American Coal's Centennial Natural Resources in Alabama by the end of 2015. This Board action was the culmination of ongoing monitoring and evaluation of the Centennial business, as discussed in prior quarter releases. Centennial's closure substantially insulates North American Coal from exposure to fluctuations in market prices for coal. No charges resulted from this action in the second quarter. A detailed discussion of the Centennial shut-down plan, including charges expected to be recorded in the second half of 2015, is discussed in the North American Coal outlook section.

Detailed Discussion of Results
North American Coal - Second Quarter Results
North American Coal reported net income of $4.2 million and revenues of $37.9 million for the second quarter of 2015 compared with a net loss of $0.1 million and revenues of $49.8 million for the second quarter of 2014.
Coal tons and limerock yards sold at North American Coal for the second quarter of 2015 and 2014 are as follows:

	2015	2014
Coal tons sold	(in millions)
Consolidated mines	0.9	1.1
Unconsolidated mines	6.5	6.2
Total tons sold	7.4	7.3
Limerock cubic yards sold	5.1	6.3
Revenues decreased in the second quarter of 2015 compared with the second quarter of 2014 primarily due to fewer tons sold at the consolidated mining operations, in part because customer demand for coal was lower as a result of mild weather. Also, more outage days at Mississippi Lignite Mining Company's customer's power plant during the second quarter of 2015 than in the second quarter of 2014 resulted in further reduced customer requirements. Weak customer demand for limerock and a decrease in royalty income also contributed to the decrease in revenues.
North American Coal's net income increased in the second quarter of 2015 compared with the second quarter of 2014 primarily as a result of the absence of two charges taken in 2014 that did not reoccur in 2015, improved operating results at the consolidated mining operations and a $0.7 million pre-tax gain on sale of assets, partially offset by the absence of a $1.4 million discrete tax benefit recorded in the 2014 second quarter and a decrease in royalty income.
In the second quarter of 2014, North American Coal recognized a charge of $1.7 million, or $1.0 million net of tax of $0.7 million, as a result of a customer disputing, and ultimately defaulting on, its contractual payment obligations, for which North American Coal is currently pursuing contractual remedies. Also during the 2014 second quarter, the company recorded a charge of $1.0 million pre-tax to reimburse a customer for damage to equipment.
Despite fewer tons sold in the second quarter of 2015, operating results improved at Mississippi Lignite Mining Company due to improved productivity in the second quarter of 2015, which resulted in lower costs than in the second quarter of 2014. Gross profit at Centennial, defined as revenue less cost of goods sold, which includes all mine operating costs, was a loss of $7.2 million in the second quarter of 2015 compared with a loss of $7.4 million in the second quarter of 2014.
For the six months ended June 30, 2015, North American Coal reported net income of $8.7 million and revenues of $79.3 million compared with net income of $5.6 million and revenues of $89.7 million for the six months ended June 30, 2014.

North American Coal - Outlook
Operating results at Centennial have been negatively affected at an accelerating rate by worsening conditions in the Alabama and global coal markets. Reduced customer volumes resulted in increased per unit production costs while average sales price per unit continued to decline. As a result, previously anticipated improvements in operating results and cash flow before financing in the second quarter of 2015 did not occur. Centennial's outlook for the remainder of 2015 and beyond has deteriorated further due to its receipt in June 2015 of notification of additional tightening of a customer's thermal coal quality requirement in connection with the implementation of the U.S. Environmental Protection Agency’s (“U.S. EPA”) Mercury and Air Toxics Standards (“MATS”), which would result in increased coal processing costs for Centennial and a reduction in tons that could be sold for power generation. These factors, along with further deterioration of coal prices and declining demand, would have led to more substantial cash loss expectations than previously anticipated had Centennial continued to operate. As a result, management recommended and the Board of Directors approved permanently discontinuing operations at Centennial by the end of 2015.
Accordingly, coal production at Centennial's one remaining active mine area will conclude during the second half of 2015. Coal produced and any remaining coal inventory will be sold to satisfy customer requirements. Equipment and parts inventory not needed for reclamation activities will be evaluated for sale. Alabama mineral reserves will also be evaluated and sold as appropriate, taking into account that certain reserves contain substantial unmined coal tons. Sales of most equipment and reserves are expected to be completed as quickly as is reasonable to maximize cash flows.
As a result of permanently discontinuing Centennial's operations, North American Coal expects to incur estimated pre-tax charges of $0.5 million to $1.0 million for severance and other employee benefit costs during the second half of 2015 as it substantially reduces employment levels at Centennial during the remainder of 2015.  North American Coal also expects to recognize up to $15.0 million for administrative and other costs associated with mine reclamation that otherwise would have been recognized in the future had the Company continued to produce coal at Centennial. These mine reclamation charges are additive to the existing $16.0 million mine reclamation liability accrued as of June 30, 2015. It is expected that most of these severance- and reclamation-related charges will be recognized in the third quarter of 2015. All of these charges are expected to result in future cash expenditures, with the future cash expenditures related to mine reclamation continuing until final mine reclamation is complete.
Centennial represents the only operation where North American Coal has direct exposure to changes in market prices for coal. The decision to close Centennial substantially insulates North American Coal from fluctuations in domestic and international coal pricing. All of North American Coal’s current and in-development mining operations operate pursuant to long-term management fee contracts, other than Mississippi Lignite Mining Company, which operates pursuant to a long-term fixed price coal sales agreement. All of these contracts include contractual escalators utilizing various indices to adjust the applicable management fee or fixed price.
Excluding the Centennial operations, North American Coal's consolidated mining operations are expected to have strong results with overall improved operating performance at these mining operations in the second half of 2015 compared with the second half of 2014, with the majority of the improvement in the fourth quarter. At the Mississippi Lignite Mining Company, tons sold and results from operations are expected to be higher in the remainder of 2015 than in the second half of 2014 when a significant planned outage took place at the customer's power plant. No outages are planned in the second half of 2015. At the limerock mining operations, deliveries in the remainder of 2015 are expected to be lower than the second half of 2014 as a result of reduced customer requirements.
At the unconsolidated mining operations, operating results are expected to improve moderately as a result of an expected increase in steam coal tons delivered in the remainder of 2015 over the same period in 2014 based on customers' currently planned power plant operating levels and as a result of production increases at the newer mines. Demery Resources Company's Five Forks Mine anticipates achieving full production levels in 2017. Liberty Fuels commenced production in 2013 but has not delivered any coal to its customer. Production levels at Liberty Fuels are expected to increase gradually beginning in the second half of 2015 to full production of approximately 4.6 million tons of coal annually beginning in 2020. Construction of the Kemper County Energy Facility adjacent to Liberty Fuels is still in process, and the pace of completion may affect the pace of deliveries. Caddo Creek Resources Company commenced delivering coal in late 2014.
Unconsolidated mines currently in development are expected to continue to generate modest income in the remainder of 2015. Camino Real Fuels' customer has indicated it expects to take initial deliveries in the second half of 2015. Camino Real Fuels expects to mine approximately 2.5 million to 3.0 million tons of coal annually when at full production. Coyote Creek Mining Company received its mining permit in October 2014 and is developing a mine in Mercer County, North Dakota, from which it expects to deliver approximately 2.5 million tons of coal annually beginning in mid-2016.
In addition, royalty and other income is expected to decline in the second half of 2015 compared with the second half of 2014.
Overall, excluding the 2014 asset impairment charge of $105.1 million, or $66.4 million after tax of $38.7 million and 2014 gains on the sale of assets, as well as the Centennial operations and related shut-down costs, income before income taxes for the second half of 2015 is expected to increase substantially over the second half of 2014 income before income taxes. Cash flow before financing activities for the second half of 2015 is expected to be significant as compared with negative cash flow before financing activities in the second half of 2014. Capital expenditures during the remainder of 2015 are expected to be $6.0 million and capital expenditures for full-year 2015 are now expected to be $8.1 million, a decrease from the $24.1 million of capital expenditures projected for 2015 at the end of 2014. The reduction in expected capital expenditures reflects appropriately reduced capital expenditures at Centennial and reduced capital expenditures at Mississippi Lignite Mining Company resulting from delaying replacement expenditures and developing less capital intensive mine plans, as part of North American Coal's continued efforts to manage capital employed at appropriate levels.
Over the longer-term, North American Coal’s goal is to increase earnings of its unconsolidated mines by approximately 50% by 2017 from the 2012 level of $45.2 million through the development and maturation of its newer mines and normal escalation of contractual compensation at its existing mines.
North American Coal expects to continue its efforts to develop new mining projects. The company is actively pursuing opportunities for new or expanded coal mining projects, but opportunities are likely to be very limited. In addition, North American Coal continues to pursue additional non-coal mining opportunities, principally in aggregates.

Hamilton Beach - Second Quarter Results
Hamilton Beach reported net income of $1.6 million and revenues of $129.5 million for the second quarter of 2015, compared with net income of $1.4 million and revenues of $118.4 million for the second quarter of 2014. Operating profit increased to $2.9 million in the second quarter of 2015 from $2.3 million in the second quarter of 2014. Second quarter 2015 financial results include $4.3 million of revenues and break-even results from Weston Brands, which Hamilton Beach acquired in December 2014.
Excluding the impact of the Weston Brands acquisition, revenues increased approximately 6%, or $6.8 million, in the second quarter of 2015 compared with the second quarter of 2014, primarily due to an increase in sales volumes, mainly in the U.S. consumer retail market. The improvement in revenue was partially offset by unfavorable foreign currency movements as both the Canadian dollar and Mexican peso weakened against the U.S. dollar.

While both operating profit and net income in the second quarter of 2015 increased from the second quarter of 2014, the 2014 results included an environmental charge of $2.7 million, or $1.8 million net of tax of $0.9 million. Excluding the effect of the prior year environmental charge, 2015 net income and operating profit decreased from 2014 primarily as a result of lower gross profit, unfavorable foreign currency movements of $0.6 million pre-tax and higher selling, general and administrative expenses. Gross profit declined as the favorable effect of higher volumes was more than offset by increased sales of lower-margin products, an increase in product costs and an increase in transportation and warehousing costs resulting from the higher volumes. The increase in selling, general and administrative expenses was mainly due to an increase in employee-related expenses and the inclusion of Weston Brands, partially offset by lower advertising costs.
For the six months ended June 30, 2015, Hamilton Beach reported net income of $2.2 million and revenues of $252.8 million compared with net income of $1.7 million and revenues of $219.7 million for the six months ended June 30, 2014.

Hamilton Beach - Outlook
While the economy appears to be improving, Hamilton Beach's target consumer, the middle-market mass consumer, continues to remain under pressure financially. This situation, coupled with weak consumer traffic to retail locations, is creating continued uncertainty about the ongoing growth prospects for the retail market for small appliances. As a result, sales volumes in the middle-market portion of the U.S. small kitchen appliance market in which Hamilton Beach's core brands participate are projected to grow only moderately in the remainder of 2015. On the other hand, Hamilton Beach believes the underlying market conditions in the hunting, gardening and food enthusiast markets will continue to generate increasing interest and demand in the categories in which the company's new subsidiary, Weston Brands, participates. However, the Canadian retail market is expected to experience more difficulty than the U.S. market, because the Canadian economy continues to struggle. Other international markets and commercial product markets in which Hamilton Beach participates are also anticipated to grow moderately in the second half of 2015 compared with the second half of 2014.
Despite these market conditions, Hamilton Beach expects sales volumes in its core small kitchen appliance business to grow more favorably than the market in the latter half of 2015 due to increased distribution of its products. In addition, the company believes there are a number of existing placements and market opportunities that can be secured for the Weston-branded business, although the lower-margin, private-label business is expected to experience reduced distribution over time due to fewer placements at a key customer account. Due to the seasonality of the business, Hamilton Beach expects Weston's revenues to be significantly higher in the second half of 2015 than in the first half of 2015. Finally, Hamilton Beach's international and commercial product sales volumes are anticipated to grow throughout the remainder of 2015 compared with the same period in 2014 as a result of the company's strategic initiatives.
Hamilton Beach continues to focus on strengthening its North American consumer market position through product innovation, promotions, increased placements and branding programs, together with appropriate levels of advertising for the company's highly successful and innovative product lines and its new line of Weston products. Hamilton Beach expects the FlexBrewTM coffee maker, launched in late 2012, and the Hamilton Beach® Breakfast Sandwich Maker line, launched in early 2013, to continue to gain market position in the second half of 2015, in part due to continued expansion of both product lines with products offering a broader range of features. The company is continuing to introduce other innovative products and upgrades to certain products in several small appliance categories, as well as in its growing global commercial business. Hamilton Beach expects the commercial business to benefit from several newer products, including the FuryTM and EclipseTM high-performance blenders, the Blend-in-Cup mixer and the PrimePour "cocktails-on-tap" machine. Finally, Hamilton Beach's new Jamba® blenders and juicing products and Wolf Gourmet® -branded products, both of which entered the market in the first half of 2015, are expected to expand and gain market position during the remainder of 2015. Specifically, Hamilton Beach secured its lead distribution partners for the Wolf Gourmet® -branded products in the first half of the year, and with this distribution in place, volumes for these products are expected to build gradually over the remainder of 2015. These products, as well as other new product introductions in the pipeline for 2015, and the line of Weston products, are expected to enhance both revenues and operating profit. As a result of these new products and execution of the company's strategic initiatives, both domestically and internationally, Hamilton Beach expects an increase in revenues in the second half of 2015 compared with the second half of 2014.
Overall, Hamilton Beach expects net income in the second half of 2015 to be moderately higher than the second half of 2014, with a substantial increase in net income expected in the third quarter partially offset by lower net income in the fourth quarter due to currently projected retailer order patterns. The integration of the Weston Brands acquisition is proceeding smoothly and expected synergies are ahead of schedule. The anticipated increase in sales volumes attributable to the continued implementation and execution of Hamilton Beach's strategic initiatives, along with a full year of revenue from Weston resulting from the acquisition, are expected to be partially offset by a full year of operating expenses for Weston, including the charges for amortization on acquired intangibles. Costs to implement Hamilton Beach's strategic initiatives, expected increases in employee-related and advertising costs and the absence of a $1.6 million discrete tax benefit realized in the second half of 2014 are also anticipated to partially offset the benefits from increased sales volumes. In addition, the negative effects of foreign currency fluctuations are currently expected to increase in the second half of 2015 compared with the same period in 2014. Hamilton Beach continues to monitor both currency effects and commodity costs closely and intends to continue to adjust product prices and product placements, if these costs continue to increase, as market conditions permit.
Excluding the cash paid for the acquisition of Weston Brands in 2014, Hamilton Beach expects cash flow before financing activities in 2015 to be higher than 2014. Capital expenditures are expected to be $5.4 million over the remainder of 2015.
Longer term, Hamilton Beach will work to improve return on sales through economies of scale derived from market growth and its five strategic volume growth initiatives: (1) enhancing its placements in the North American consumer business through consumer-driven innovative products and strong sales and marketing support, (2) enhancing internet sales by providing best-in-class retailer support and increased consumer content and engagement, (3) participating in the "only-the-best" market with a strong brand and broad product line, including investing in new products to be sold under the Jamba®, Wolf Gourmet® and Weston brand names, (4) expanding internationally in the emerging Asian and Latin American markets by increasing product offerings and expanding its distribution channels and sales and marketing capabilities, and (5) achieving global Commercial market leadership through a commitment to an enhanced global product line for chains and distributors serving the global food service and hospitality markets. Hamilton Beach expects to make continued progress in the execution of its strategic initiatives in the remainder of 2015.

Kitchen Collection - Second Quarter Results
Kitchen Collection reported a net loss of $1.8 million and revenues of $29.8 million for the second quarter of 2015 compared with a net loss of $2.7 million and revenues of $32.8 million for the second quarter of 2014. At June 30, 2015, Kitchen Collection operated 225 total stores compared with 254 stores at June 30, 2014. At year-end 2014, Kitchen Collection operated 248 stores.
The decline in Kitchen Collection's revenues was primarily the result of the loss of sales from the closure of unprofitable Le Gourmet Chef® and Kitchen Collection® stores since June 30, 2014 partially offset by sales at newly opened Kitchen Collection® stores. Kitchen Collection's reduced net loss was mainly the result of improved operating margins at Kitchen Collection® comparable stores due to fewer promotional sales and mark-downs, a shift in mix to higher-margin products and a reduction in store expenses. The closure of unprofitable stores also contributed to the reduced net loss.

For the six months ended June 30, 2015, Kitchen Collection reported a net loss of $3.7 million and revenues of $59.7 million compared with a net loss of $6.7 million and revenues of $69.7 million for the six months ended June 30, 2014.

Kitchen Collection - Outlook
Consumer traffic to mall locations continued to decline in the first half of 2015. Despite an economy which is showing signs of improvement, the middle-market consumer remains under pressure, which is expected to continue to limit consumer spending in housewares for Kitchen Collection's target customer. As a result, Kitchen Collection expects continued market softness throughout the remainder of 2015. In this context, Kitchen Collection closed 28 stores in the first six months of 2015, which, in large measure, completes Kitchen Collection's program of closing underperforming stores to realign the business around a core of Kitchen Collection® stores which perform with acceptable profitability. Kitchen Collection plans to maintain a lower number of stores in the remainder of 2015 and, as a result, expects revenues in the second half of 2015 to decrease compared with the second half of 2014.
Overall, Kitchen Collection expects a substantial increase in net income for the second half of 2015 compared with the second half of 2014, primarily in the fourth quarter. Kitchen Collection expects to close its one remaining Le Gourmet Chef ®store during the third quarter of 2015 and focus its growth on its core Kitchen Collection® stores, adding stores cautiously through new stores positioned in optimum locations in strong outlet malls. The net effect of closing stores early in 2015 and the anticipated opening of a small number of new stores during the second half of 2015, as well as the ongoing program to reduce the company's expense structure and lower store closure expenses in the fourth quarter, are expected to contribute to continued improvements in operating results throughout the second half of 2015, ultimately leading to anticipated roughly break-even results for full year 2015. As a result of its comprehensive realignment actions, Kitchen Collection believes its remaining core stores will be well-positioned to take advantage of any upturn in consumer traffic. Cash flow before financing activities is expected to be positive again in 2015, but down from the level generated in 2014. Capital expenditures are expected to be $0.8 million in the remainder of 2015.
Longer term, Kitchen Collection plans to focus on comparable store sales growth around a solid core store portfolio. Kitchen Collection expects to accomplish this by enhancing sales volume and profitability through continued refinement of its formats and ongoing review of specific product offerings, merchandise mix, store displays and appearance, while continuing to improve inventory efficiency. Increasing sales of higher-margin products will continue to be a key focus. The company will also continue to evaluate and, as lease contracts permit, close or restructure leases for underperforming and loss-generating stores.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Wednesday, August 5, 2015 at 10:00 a.m. eastern time. The call may be accessed by dialing (888) 220-2876 (Toll Free) or (262) 912-4373 (International), Conference ID: 83871883, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 12, 2015. The online archive of the broadcast will be available on the NACCO website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that Adjusted EBITDA assists investors in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using Adjusted EBITDA. For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
North American Coal: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) changes in the demand for and market prices of metallurgical and steam coal produced or held in inventory at the Centennial operations and uncertainties associated with the wind-down of the Centennial operation, including the timing and cost of final mine reclamation activities, (3) additional charges to be incurred in connection with or as a result of the decision to permanently discontinue operations at Centennial, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (6) weather conditions, extended power plant outages, utility dispatch decisions on the basis of cost or regulatory compliance criteria which may result in the utilization of electric generating units other than generating units supplied by North American Coal, or other events that would change the level of customers' coal or limerock requirements, (7) weather or equipment problems that could affect deliveries to customers, (8) changes in the power industry that would affect demand for North American Coal's reserves, (9) changes in the costs to reclaim current North American Coal mining areas and the required timing of such reclamation activities, (10) costs to pursue and develop new mining and other business development opportunities, (11) changes or termination of a long-term mining contract, or a customer default under a contract and (12) increased competition, including consolidation within the industry.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6)

changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) the successful integration of the Weston Brands acquisition, (11) increased competition, including consolidation within the industry and (12) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores and (7) increased competition, including by internet-based retailers.

About NACCO Industries, Inc.
NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail. The North American Coal Corporation mines and markets steam and metallurgical coal for use in power generation and steel production and provides selected value-added mining services for other natural resources companies. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States. For more information about NACCO, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
	(In thousands, except per share data)
Revenues	$196,500	$200,370	$390,234	$377,783
Cost of sales	161,119	163,847	316,664	305,089
Gross profit	35,381	36,523	73,570	72,694
Earnings of unconsolidated mines	12,076	11,567	24,629	24,005
Operating expenses
Selling, general and administrative expenses	45,219	50,990	91,635	99,419
Amortization of intangible assets	950	991	2,035	1,756
	46,169	51,981	93,670	101,175
Operating profit (loss)	1,288	(3,891)	4,529	(4,476)
Other expense (income)		`
Interest expense	1,661	1,950	3,786	3,404
Income from other unconsolidated affiliates	(300)	420	(1,472)	32
Closed mine obligations	425	308	827	624
Other, net, including interest income	(167)	(273)	312	(151)
	1,619	2,405	3,453	3,909
Income (loss) before income tax provision (benefit)	(331)	(6,296)	1,076	(8,385)
Income tax provision (benefit)	(56)	(2,672)	324	(3,237)
Net income (loss)	$(275)	$(3,624)	$752	$(5,148)

Basic earnings (loss) per share	$(0.04)	$(0.47)	$0.11	$(0.66)
Diluted earnings (loss) per share	$(0.04)	$(0.47)	$0.11	$(0.66)

Dividends per share	$0.2625	$0.2575	$0.5200	$0.5075

Basic weighted average shares outstanding	7,048	7,712	7,114	7,777
Diluted weighted average shares outstanding	7,048	7,712	7,129	7,777
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
	(In thousands)
Revenues
North American Coal	$37,942	$49,780	$79,261	$89,652
Hamilton Beach	129,498	118,385	252,791	219,710
Kitchen Collection	29,782	32,804	59,749	69,680
Eliminations	(722)	(599)	(1,567)	(1,259)
Total	$196,500	$200,370	$390,234	$377,783

Operating profit (loss)
North American Coal	$2,382	$183	$7,589	$6,836
Hamilton Beach	2,880	2,251	5,068	3,188
Kitchen Collection	(2,972)	(4,255)	(6,017)	(10,769)
NACCO and Other	(836)	(2,004)	(2,125)	(3,356)
Eliminations	(166)	(66)	14	(375)
Total	$1,288	$(3,891)	$4,529	$(4,476)

Income (loss) before income tax provision (benefit)
North American Coal	$1,461	$(1,613)	$6,472	$4,442
Hamilton Beach	2,561	2,014	3,497	2,436
Kitchen Collection	(3,017)	(4,363)	(6,109)	(10,983)
NACCO and Other	(1,170)	(2,268)	(2,798)	(3,905)
Eliminations	(166)	(66)	14	(375)
Total	$(331)	$(6,296)	$1,076	$(8,385)

Net income (loss)
North American Coal	$4,199	$(75)	$8,746	$5,630
Hamilton Beach	1,618	1,359	2,236	1,709
Kitchen Collection	(1,847)	(2,657)	(3,740)	(6,690)
NACCO and Other	(697)	(1,673)	(1,936)	(2,870)
Eliminations	(3,548)	(578)	(4,554)	(2,927)
Total	$(275)	$(3,624)	$752	$(5,148)
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
	Quarter Ended
	(In thousands)
	9/30/2014	12/31/2014	3/31/2015	6/30/2015	6/30/2015 Trailing 12 Months
Net income (loss)	$7,699	$(40,669)	$1,027	$(275)	$(32,218)
Centennial long-lived asset impairment charge	—	105,119	—	—	105,119
Income tax provision (benefit)	1,367	(36,585)	380	(56)	(34,894)
Interest expense	2,046	2,116	2,125	1,661	7,948
Interest income	(226)	(276)	(357)	(23)	(882)
Depreciation, depletion and amortization expense	6,848	8,625	5,758	5,801	27,032
Adjusted EBITDA*	$17,734	$38,330	$8,933	$7,108	$72,105

	Quarter Ended
	(In thousands)
	9/30/2013	12/31/2013	3/31/2014	6/30/2014	6/30/2014 Trailing 12 Months
Net income (loss)	$12,325	$22,556	$(1,524)	$(3,624)	$29,733
Centennial goodwill impairment charge	—	3,973	—	—	3,973
Income tax provision (benefit)	3,159	4,600	(565)	(2,672)	4,522
Interest expense	1,044	1,279	1,454	1,950	5,727
Interest income	(78)	(135)	(150)	(179)	(542)
Depreciation, depletion and amortization expense	6,168	8,195	5,979	6,618	26,960
Adjusted EBITDA *	$22,618	$40,468	$5,194	$2,093	$70,373

*Adjusted EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. NACCO defines Adjusted EBITDA as income before long-lived asset and goodwill impairment charges and income taxes, plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION

RECONCILIATION TO NORTH AMERICAN COAL OPERATING PROFIT
	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
	(In thousands)
Gross loss - consolidated mines	$(3,670)	$(5,149)	$(4,250)	$(4,235)
Gross profit - royalty and other	1,365	3,302	3,098	5,233
Total gross profit (loss)	(2,305)	(1,847)	(1,152)	998
Earnings of unconsolidated mines	12,076	11,567	24,629	24,005
Selling, general and administrative expenses	6,785	8,546	14,544	16,411
Amortization of intangibles	604	991	1,344	1,756
North American Coal operating profit	$2,382	$183	$7,589	$6,836

(All amounts are subject to annual audit by our independent registered public accounting firm.)